UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2010

VITESSE SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31614	77-0138960
(Commission File Number)	(IRS Employer Identification No.)

741 Calle Plano, Camarillo, California	93012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 388-3700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2010, the Board of Directors of Vitesse Semiconductor Corporation (the “Company”) elected William LaRosa as a director, effective immediately, with a term expiring at the next annual meeting of stockholders or until his successor has been elected and qualified or until his earlier resignation or removal.  He will serve on the Governance & Nominating and Compensation committees.

Mr. LaRosa is currently the Chief Executive Officer of G.W. LaRosa & Associates LLC, a global technology sales and business development firm.  With over 30 years of experience, he has held various senior-level positions at industry-leading companies including General Electric, IBM and Advanced Micro Devices.  In addition, Mr. LaRosa founded Lead Group International (LGI) and helped lead smaller technology companies including Silicon Graphics (SGI) and American Motion Systems.

Mr. LaRosa currently serves on the board of advisors for Silvatron Partners in Los Gatos, California.  He is a past director for the advisory board for the Lubin School of Business at PACE University, and a former chairman of the board at LGI.  He earned his Master of Business Administration from the Lubin School of Business at PACE University and has a B.S. in electrical and electronic engineering from Manhattan College in New York City.

Mr. LaRosa will receive an annual retainer fee, meetings fees and an annual restricted stock unit award as compensation for his service as a director pursuant to the Company’s standard compensation arrangements for non-employee directors, as described in more detail in the section entitled “Compensation of Directors” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 31, 2010.

With the addition of Mr. LaRosa, the Company’s Board of Directors consists of six members. The Company set the size of the board at six directors as part of its debt restructuring that closed on October 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2010

VITESSE SEMICONDUCTOR CORPORATION

	By:	/s/ RICHARD C. YONKER
Richard C. Yonker
Chief Financial Officer